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                                  EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Avant! Corporation

We consent to incorporation by reference of our reports dated February
12, 2001, except as to Note 7, which is as of March 23, 2001, relating to the consolidated balance sheet of Avant! Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000, and the related consolidated financial statement schedule, which appear in the Annual Report on Form 10-K of Avant! Corporation for the year ended December 31, 2001.


/s/ KPMG LLP
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KPMG LLP
Mountain View, California
May 20, 2002